Exhibit 5.1

Opinion of Counsel

Minneapolis • Denver • Sioux Falls
Lindquist & Vennum LLP
www.lindquist.com	80 South Eighth Street
4200 IDS Center
Minneapolis, MN 55402-2274
Phone: (612) 371-3211
Fax: (612) 371-3207

July 15, 2016

Canterbury Park Holding Corporation

1100 Canterbury Road

Shakopee, MN 55375

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (Registration No. 333-120377) of Shares of Common Stock, $0.01 par value per share, of Canterbury Park Holding Corporation

Ladies and Gentlemen:

We have acted as counsel to Canterbury Park Holding Corporation, a Minnesota corporation incorporated on October 1, 2015 (the “Company” or “Successor Registrant”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-120377, and incorporating by reference Registration Statement Nos. 33-96580, 333-34509, 333-91591, and 333-97533 (the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), all originally filed by Canterbury Park Holding Corporation, a Minnesota corporation incorporated on March 24, 1994 (the “Predecessor Registrant”), registering shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued under the Canterbury Park Holding Corporation Stock Plan (as amended) (the “Plan”).

 On June 30, 2016, the Predecessor Registrant completed its previously announced reorganization pursuant to an Agreement and Plan of Merger dated as of March 1, 2016 (the “Reorganization Agreement”), by and among the Successor Registrant, the Predecessor Registrant, and Canterbury Park Entertainment LLC, a Minnesota limited liability company (“EntertainmentCo”). The Reorganization Agreement provided for the merger (the “Merger”) of the Predecessor Registrant with and into EntertainmentCo, with EntertainmentCo surviving the Merger as a wholly-owned subsidiary of the Successor Registrant, and the conversion of each share of common stock, par value $0.01 per share of the Predecessor Registrant (“Predecessor Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, into one duly issued, fully paid and non-assessable share of common stock, par value $0.01 per share of the Successor Registrant (“Successor Common Stock”). In addition, each outstanding option to purchase or other right to acquire shares of Predecessor Common Stock was automatically converted into an option to purchase or right to acquire, upon the same terms and conditions, an identical number of shares of Successor Common Stock. The Merger became effective at 11:00 P.M. CDT on June 30, 2016.

 We have examined the Post-Effective Amendment, the Registration Statements, the Plan and such documents and records of the Company as we have deemed necessary for the purposes of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

 Based upon and subject to the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plan have been duly authorized and that, upon the due execution by the Successor Registrant of any certificates representing the Shares, the registration by its registrar of the Shares and the issuance thereof by the Successor

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Registrant in accordance with the terms of the Plan, and the receipt of consideration therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ LINDQUIST & VENNUM LLP

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